UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. __)

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Airgas, Inc.
(Name of Registrant as Specified in Its Charter)

Air Products Distribution, Inc.
Air Products and Chemicals, Inc.
(Name of Persons Filing Proxy Statement, if Other than Registrant)

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The following notice was delivered by Air Products and Chemicals, Inc. to Airgas, Inc. on May 13, 2010:

[AIR PRODUCTS LETTERHEAD]

May 13, 2010

FACSIMILE, FIRST CLASS U.S. MAIL AND SAME-DAY HAND DELIVERY

Airgas, Inc.
259 North Radnor-Chester Road
Radnor, Pennsylvania 19087-5283

Attention:  Robert H. Young, Jr.
    Senior Vice President, General
    Counsel and Secretary

NOTICE OF INTENT BY
AIR PRODUCTS AND CHEMICALS, INC. TO
NOMINATE INDIVIDUALS FOR ELECTION AS DIRECTORS
AND PROPOSE STOCKHOLDER BUSINESS
AT THE 2010 ANNUAL MEETING OF STOCKHOLDERS
OF AIRGAS, INC.

Please be advised that Air Products and Chemicals, Inc., a Delaware corporation (“Air Products”), hereby provides notice of its intent to nominate the Air Products Nominees (as defined below) for election to the Board of Directors (the “Board”) of Airgas, Inc., a Delaware corporation (“Airgas”), and to propose certain other matters for stockholder action, in each case at the 2010 annual meeting of stockholders of Airgas (including any adjournment or postponement thereof, the “2010 Annual Meeting”).

Air Products is a Delaware corporation incorporated in Michigan on October 1, 1940 and reincorporated in Delaware on May 25, 1961 with principal executive offices at 7201 Hamilton Boulevard, Allentown, Pennsylvania, 18195-1501. The telephone number of Air Products’ principal executive offices is (610) 481-4911.  Air Products is the beneficial owner of 1,508,255 shares of Airgas common stock, $0.01 par value per share (“Common Stock”), including 100 shares of Common Stock held of record by Air Products.  Air Products intends to appear in person (through its representatives) or by proxy at the 2010 Annual Meeting to nominate the Air Products Nominees, to propose the additional items set forth in this notice, and to vote its shares of Common Stock.

This notice of nomination, notice of stockholder business and all Exhibits attached hereto are collectively referred to herein as the “Notice”.  This Notice is delivered pursuant to Article II, Section 1 (the “Proposals Requirements”) of the By-Laws of Airgas, as amended through April 7, 2010 (the “By-Laws”), and Article II, Section 10 (the “Nomination Requirements”) of the By-Laws.  The information included herein represents Air Products’ best knowledge as of the date hereof.  Air Products reserves the right, in the event any such information shall be or become inaccurate, to provide corrective information to Airgas as soon as reasonably practicable, although Air Products does not commit to update any information that may change from and after the date hereof.

If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the Air Products Nominees or the proposal of any of the Air Products Proposals (as defined below) at the 2010 Annual Meeting, or if any individual nominee shall be unable to serve for any reason, this Notice shall continue to be effective with respect to the remaining Air Products Nominees and Air Products Proposals, as the case may be.

Air Products reserves the right to give further notice of additional nominations to be made or additional business to be proposed at the 2010 Annual Meeting or to revise the nominations or business described in this Notice, subject to the applicable requirements of Airgas’s By-Laws and Delaware law.

Please contact James C. Woolery, Esq. (telephone no.: (212) 474-1912; email:  jwoolery@cravath.com) or Minh Van Ngo, Esq. (telephone no.: (212) 474-1465; email: mngo@cravath.com) at Cravath, Swaine & Moore LLP if Airgas would like any additional information or has questions with respect to the information contained in this Notice.

Notice of Nominations for the Election of Directors

According to publicly available information, the Board currently consists of nine members (“Directors”).  According to Article 5, Section 1 of the Amended and Restated Certificate of Incorporation of Airgas, each Director holds office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.  According to publicly available information, three Directors are currently scheduled for election at the 2010 Annual Meeting:  W. Thacher Brown, Peter McCausland and Richard C. Ill.  Air Products intends to nominate for election, and to solicit proxies from the other Airgas stockholders to elect, John P. Clancey, Robert L. Lumpkins and Ted B. Miller, Jr. (the “Air Products Nominees”) to the Board at the 2010 Annual Meeting for a term expiring at Airgas’s 2013 annual meeting of stockholders.

Set forth below is the information required by the Nomination Requirements.  The section headings correspond to the applicable clauses of the Nomination Requirements.  To the extent that information set forth anywhere in this Notice (including the Exhibits hereto and documents incorporated by reference herein) is responsive to a specific item below, each such item shall be deemed to incorporate such information no matter where such information appears in this Notice or in the Exhibits hereto or documents incorporated by reference herein.

(a)(i)	Name, Age, Business Address and, if Known, Residence Address of Each Air Products Nominee

The name, age, business address and residence address of each of the Air Products Nominees are set forth in Exhibit A.

(a)(ii)	Principal Occupation or Employment of Each Air Products Nominee

The principal occupation or employment of each Air Products Nominee is set forth in Exhibit A.

(a)(iii)	Number of Shares of Stock of Airgas Beneficially Owned by Each Air Products Nominee

None of the Air Products Nominees beneficially owns any shares of Airgas stock.

(a)(iv)	Other Information Concerning the Air Products Nominees That Must Be Disclosed in Proxy Solicitations Pursuant to the Proxy Rules of the Securities and Exchange Commission And Required Consents

The information regarding each Air Products Nominee that would be required to be disclosed in solicitations of proxies for the election of directors or would otherwise be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is set forth in Exhibit A.

Set forth in Exhibit B are written consents of each Air Products Nominee evidencing such person’s consent to be named as an Air Products Nominee and to serve as a Director if elected.

(b)(i)	Name and Address, as They Appear on Airgas’s Books, of Air Products

The name and address of Air Products, as they appear on Airgas’s books, are set forth below:

Air Products & Chemicals Inc
7201 Hamilton Boulevard
Allentown, PA 18195-9642

(b)(ii)	Representation Pursuant to Clause (b)(ii) of Nomination Requirements

Air Products represents that it is the holder of record of 100 shares of Common Stock entitled to vote at the 2010 Annual Meeting and the beneficial owner of 1,508,255 shares of Common Stock.

(b)(iii)	Representation Pursuant to Clause (b)(iii) of Nomination Requirements

Air Products represents that it intends to appear in person (through its representatives) or by proxy at the 2010 Annual Meeting to nominate the Air Products Nominees.

(b)(iv)	Description of All Arrangements and Understandings Between Air Products and Any Air Products Nominee or Other Person Pursuant to Which Nominations Are to Be Made

Other than as disclosed herein, there are no arrangements or understandings between Air Products and any Air Products Nominee or any other person pursuant to which the nominations of the Air Products Nominees are to be made by Air Products.

Notice of Stockholder Business

In addition to seeking the election of the Air Products Nominees as directors on the Board for a term expiring at Airgas’s 2013 annual meeting of stockholders, Air Products intends to propose the additional items described below (the “Air Products Proposals”) for stockholder action at the 2010 Annual Meeting.  Air Products also intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the voting securities of Airgas required to carry each of the Air Products Proposals.

Set forth below is the information required by the Proposals Requirements.  The section headings correspond to the applicable clauses of the Proposals Requirements.  To the extent that information set forth anywhere in this notice (including the Exhibits hereto and documents incorporated by reference herein) is responsive to a specific item below, each such item shall be deemed to incorporate such information no matter where such information appears in this Notice or in the Exhibits hereto or documents incorporated by reference herein.

(a)	Brief Description of Business Desired to Be Brought Before the 2010 Annual Meeting

PROPOSAL 1: AMENDMENT OF AIRGAS BY-LAWS TO IMPLEMENT DIRECTOR ELIGIBILITY REQUIREMENTS

Air Products intends to submit for adoption by Airgas’s stockholders at the 2010 Annual Meeting a proposed amendment to Airgas’s By-Laws, as amended through April 7, 2010 (the “By-Laws”), to provide that any director (other than Airgas’s Chief Executive Officer) nominated by the Board for election, but not elected by Airgas’s stockholders, at any annual meeting will be ineligible to serve on the Board for three years (when the class elected at such annual meeting is next up for election).  Further, pursuant to the proposed By-Law amendment, if Airgas’s Chief Executive Officer is nominated by the Board for election, but not elected by Airgas’s stockholders, he or she would be ineligible to serve on the Board until the third annual meeting thereafter, unless approved by a majority of the independent directors on the Board (but in no event would he or she be eligible to serve as Chairman until the third annual meeting thereafter).  The proposed By-Law would provide that it cannot be amended without the affirmative vote of the holders of a majority of the voting power of Airgas.

In connection with the foregoing, Air Products intends to bring the following resolution before the 2010 Annual Meeting:

RESOLVED, the Corporation’s By-Laws be and hereby are amended to add a new Section 11 to Article II to read as follows:

“Section 11. Eligibility Requirements.  Notwithstanding anything in these By-Laws to the contrary, any person who was nominated by the Board for election as a director at any annual meeting of stockholders and was not elected to the Board by the Corporation’s stockholders at such annual meeting shall be ineligible to serve on the Board (whether to fill any newly created directorship resulting from any increase in the number of Directors or any vacancy on the Board resulting from death, resignation, disqualification, removal or other cause) until after the third annual meeting of stockholders following such annual meeting; provided, however, that if the Chief Executive Officer of the Corporation is so nominated for election but not elected, he or she shall be eligible to serve on the Board (but in no event as Chairman) only if such service is approved by the affirmative vote of a majority of the Directors then serving on the Board who meet the applicable independence requirements of the New York Stock Exchange (such Directors, the “Independent Directors”), and the Board shall select another Director to serve as Chairman. In making such decision, the Independent Directors shall retain and consult with nationally recognized legal and financial advisors that have not represented and are not representing the Corporation in any other capacity.  Neither the stockholders nor the Board shall amend, alter or repeal this Section 11, or adopt any provision inconsistent with or germane to the subject matter of this Section 11, without the approval of the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.”

PROPOSAL 2: AMENDMENT OF AIRGAS BY-LAWS TO REQUIRE AIRGAS
TO HOLD FUTURE ANNUAL MEETINGS IN JANUARY

Air Products intends to submit for adoption by Airgas’s stockholders at the 2010 Annual Meeting a proposed amendment to the By-Laws that will require Airgas to hold its 2011 annual meeting of stockholders on January 18, 2011 and all subsequent annual meetings of stockholders in January. As amended, the proposed By-Law would provide that it cannot be amended without the affirmative vote of the holders of a majority of the voting power of Airgas.

In connection with the foregoing, Air Products intends to bring the following resolution before the 2010 Annual Meeting:

RESOLVED, the Corporation’s By-Laws be and hereby are amended to amend and restate Section 1 of Article II to read as follows:

“Section 1. Annual Meeting. The annual meeting of stockholders to be held in 2011 (the “2011 Annual Meeting”) shall be held on January 18, 2011 at 10:00 a.m., and each subsequent annual meeting of stockholders shall be held in January. Each such annual meeting shall be held at such place, within or without the State of Delaware, as shall be determined by the Board of Directors. The day, place and hour of each annual meeting shall be specified in the notice of annual meeting.

The meeting may be adjourned from time to time and place to place until its business is completed. The affirmative vote of the holders of at least a majority of the shares represented and entitled to vote at such meeting shall be required for any adjournment or postponement of such meeting and, notwithstanding anything to the contrary herein, no annual meeting may be adjourned by the chairman of the meeting without such stockholder vote.

At the annual meeting of the stockholders, directors shall be elected and only such other business as shall have been specified in the notice of meeting shall be conducted. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the case of the 2011 Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 45th day prior to such annual meeting and not later than the close of business on the later of the 30th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. Notwithstanding anything in the By-Laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 1. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 1, and if he should so determine, he shall so declare to the meeting that any such business not properly brought before the meeting shall not be transacted.

Neither the stockholders nor the Board shall amend, alter or repeal this Section 1, or adopt any provision inconsistent with or germane to the subject matter of this Section 1, without the approval of the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.”

PROPOSAL 3: REPEAL OF ALL BY-LAW AMENDMENTS ADOPTED BY THE AIRGAS BOARD AFTER APRIL 7, 2010

In addition, at the 2010 Annual Meeting Air Products intends to seek to repeal any new By-Laws or amendments to the By-Laws adopted by the Board, without stockholder approval, after April 7, 2010 (which is the date of the last publicly disclosed amendment to Airgas’s By-Laws as of the date of this Notice) and prior to or on the date of the adoption of this proposal by the stockholders of Airgas.

In connection with the foregoing, Air Products intends to bring the following resolution before the 2010 Annual Meeting:

RESOLVED, the Corporation’s By-Laws be and hereby are amended to repeal any new By-Law or any amendments to the By-Laws, enacted from April 7, 2010 to the date of the enactment of this stockholder resolution, which have not been approved by the affirmative vote of the stockholders of the Corporation and no such By-Laws or amendments to the By-Laws may be reinstated or readopted by action of the Board of Directors without the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Pursuant to Article IX, Section 1 of the By-Laws, each of the Air Products Proposals requires the approval of a majority vote of the shares of Common Stock represented and entitled to vote at the 2010 Annual Meeting.

(b)           Name and Address, as They Appear on Airgas’s Books, of Air Products

The response to clause (b)(i) of the Nomination Requirements set forth above is incorporated herein by reference.

(c)           Class and Number of Shares of Airgas Beneficially Owned by Air Products

The representation given in response to clause (b)(ii) of the Nomination Requirements set forth above is incorporated herein by reference.

(d)           Any Material Interest of Air Products in Such Business

Air Products Distribution, Inc., a Delaware corporation and wholly owned subsidiary of Air Products (“Purchaser”), has commenced an offer to purchase all outstanding shares of Common Stock of Airgas, together with the associated preferred stock purchase rights (collectively, the “Shares”), for $60.00 per Share in cash, without interest and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 11, 2010 (together with any amendments and supplements thereto, the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the “Offer”).  The purpose of the Offer is for Air Products to acquire control of, and ultimately the entire equity interest in, Airgas.

Air Products currently intends, as soon as practicable following the consummation of the Offer, to seek to have Airgas consummate a second-step merger of Purchaser, or another wholly owned subsidiary of Air Products, with and into Airgas (the “Proposed Merger”), pursuant to which each then-outstanding share of Common Stock (other than shares of Common Stock held by Air Products, Purchaser or Airgas or any of their respective subsidiaries or by the Airgas stockholders who perfect appraisal rights under Delaware law, to the extent available) will be converted into the right to receive the same amount of cash per Share that the holders thereof would have received had they tendered their Shares in the Offer.  The Offer currently is scheduled to expire at 12:00 midnight, New York City time, on June 4, 2010, unless extended.  Further information concerning the Offer and the Proposed Merger is contained in the Offer to Purchase, which is an exhibit to the Tender Offer Statement on Schedule TO filed by Air Products and Purchaser with the Securities and Exchange Commission on February 11, 2010 (as amended from time to time, the “Schedule TO”).  The Schedule TO, including the Offer to Purchase, is hereby incorporated herein by reference.

Air Products believes that the election of the Air Products Nominees and the approval of the Air Products Proposals will establish a Board that is more likely to form a special committee of independent directors to constructively engage with Air Products regarding the Offer or another business combination with Air Products and, should the newly elected directors and other members of the Board deem it appropriate in the exercise of their fiduciary duties, approve and recommend to the Airgas stockholders the Offer and/or another business combination with Air Products, and take any other appropriate actions necessary to facilitate its consummation.

To the extent the election of the Air Products Nominees or other matters to be acted upon at the 2010 Annual Meeting may have an effect on the consummation of the Offer and the Proposed Merger or another business combination between Airgas and Air Products, Air Products may be deemed to have an interest in such matters as a result of (i) Air Products’ beneficial ownership of 1,508,255 shares of Common Stock, which were purchased in open market transactions between January 20, 2010 and February 4, 2010 at average prices per share ranging from $43.77 to $49.25, as set forth in more detail in the Offer to Purchase, (ii) Purchaser’s being the offeror in the Offer and (iii) Air Products and Purchaser’s being proposed parties to the Proposed Merger.

AIR PRODUCTS AND CHEMICALS, INC.,

by	/s/ John D. Stanley
Name: John D. Stanley
Title: Senior Vice President and General Counsel

Exhibit A

Additional Information Concerning Air Products Nominees

Identity and Background of Air Products Nominees

Name, Business Address and Residence Address	Age	Business Experience and Principal Occupation or Employment During the Past Five Years
John P. Clancey Business Address: 9300 Arrowpoint Blvd. Charlotte, NC 28273 Residence Address: [REDACTED]	65
Mr. Clancey has been the Chairman Emeritus of Maersk Inc. and Maersk Line Limited, a division of  the A.P. Moller - Maersk Group, since January 2010.  Maersk is one of the world’s largest shipping companies.  Since January 2010, Mr. Clancey also has been a Principal and founder of Hospitality Logistics, International, a furniture, fixtures and equipment logistics services provider serving customers in the hotel industry.

Mr. Clancey has more than 22 years of experience as both CEO and Chairman of complex international businesses, and 16 years of experience serving on the boards of large public companies in a range of industries.  Mr. Clancey served as Chairman of Maersk, Inc. from 1999 to 2010.  As Chairman of Maersk, Inc., Mr. Clancey managed the company’s ocean transportation, truck and rail, logistics and warehousing and distribution businesses, and was responsible for Maersk Line Limited, the company’s operation of U.S. flag vessels.  Mr. Clancey joined Sea-Land Service, Inc. in 1970 and served as its Chief Executive Officer and President from 1991 to 1999.

Mr. Clancey served as a member of the board of directors of UST Inc. from 1997 to 2009, including as the company’s Lead Director, and as Chairman of UST Inc.’s Nomination and Governance Committee and a member of the company’s Strategic Review and Compensation Committees.  Mr. Clancey served as a member of the board of directors of Foster Wheeler AG from 2000 to 2005, including as a member of the company’s Audit Committee.  Mr. Clancey also served as a member of the board of directors of AT&T Capital from 1993 to 1998, until the company was sold to Nomura Securities.

None of the foregoing companies are parents, subsidiaries or affiliates of Airgas.

Mr. Clancey served in the United States Marine Corps from 1967 to 1970, retiring as a Captain.  Mr. Clancey received a B.A. in Economics and Political Science from Emporia State College.

Name, Business Address and Residence Address	Age	Business Experience and Principal Occupation or Employment During the Past Five Years
Robert L. Lumpkins Business Address: Atria Corporate Center Suite E490 3033 Campus Drive Plymouth, MN 55441 Residence Address: [REDACTED]	66
Mr. Lumpkins is the Chairman of the board of directors of The Mosaic Company, a producer and marketer of crop and animal nutrition products and services.  He has served as Chairman since the creation of the company in October 2004, and also serves as a member of its Governance and Nominating Committee.

Mr. Lumpkins has been a member of the board of directors of Ecolab, Inc., a cleaning and sanitation products and services provider, since 1999 and is the Vice Chairman of both the company’s Audit Committee and Governance Committee.  He has been a member of the board of directors of Black River Asset Management LLC, a privately-owned fixed income-oriented asset management company, since 2006, and is a member of the company’s Audit & Compliance Committee and its Human Resources Committee.

Mr. Lumpkins also serves as a Trustee of Howard University in Washington, D.C., and is the Chairman of its Finance Committee and a member of the Executive Committee.  He is also a Senior Advisor to Varde Partners, Inc., an asset management company specializing in alternative investments, and a member of the Advisory Board of Metalmark Capital, a private equity investment firm.

Mr. Lumpkins has more than 40 years of significant operational, management, financial and governance experience from a variety of positions in major international corporations, covering both developed and emerging countries, and service on public company boards in a wide range of industries.  He served as Vice Chairman of Cargill Inc., a commodity trading and processing company, from 1995 until his retirement in 2006.  In this role, Mr. Lumpkins was responsible for the oversight of major functions within the company, including Cargill’s investment in The Mosaic Company.  Mr. Lumpkins joined Cargill in 1968 and held various financial and line management positions.  He served as Cargill’s Chief Financial Officer from 1989 until 2005.

None of the foregoing companies or organizations are parents, subsidiaries or affiliates of Airgas.

Mr. Lumpkins received an M.B.A. from the Stanford Graduate School of Business and a B.S. in Mathematics from the University of Notre Dame.

Name, Business Address and Residence Address	Age	Business Experience and Principal Occupation or Employment During the Past Five Years
Ted B. Miller, Jr. Business Address: 510 Bering Drive Suite 310 Houston, TX 77057 Residence Address: [REDACTED]	58
Mr. Miller has been the President of 4M Investments, LLC, an international private investment company, since 2001.  He is also the founder, Chairman and majority shareholder of M7 Aerospace LP, a privately held aerospace service, manufacturing and technology company founded in 2003; founder, Chairman and majority shareholder of Intercomp Technologies, LLC, dba Intercomp Global Services, a privately held business process outsourcing company founded in 1994; and founder, Chairman and majority shareholder of Visual Intelligence, a privately held imaging technologies company founded in 2001.

Mr. Miller has extensive executive, financial and governance experience as a founder, significant shareholder, executive officer and director of both start-up companies and large public companies.  From 1996 to 2002, Mr. Miller was the Chairman and Chief Executive Officer of Crown Castle International Corp., a wireless communications company founded by Mr. Miller in 1995 that currently has an equity market capitalization in excess of $10 billion.  Mr. Miller served as a member of the board of directors of Affiliated Computer Services, Inc., from November 2008 until the acquisition of the company by Xerox Corporation in February 2010, and was the Chairman of the company’s Compensation Committee and a member of its Audit Committee, Special Litigation Committee and the Special Committee formed in connection with the approval of the 2010 Xerox transaction.

None of the foregoing companies or organizations are parents, subsidiaries or affiliates of Airgas.

Mr. Miller received a J.D. from Louisiana State University and a B.B.A. from the University of Texas.

Unless otherwise indicated, each of the Air Products Nominees’ business address is also the principal address of the organization in which his present employment is carried on.

Additional Information Regarding Air Products Nominees

By virtue of Instruction 3 of Item 4 of Schedule 14A, each Air Products Nominee would be considered a “participant”.

According to Airgas’s public filings, if elected as Directors, the Air Products Nominees would receive, as non-employee Directors of Airgas, an annual retainer of $25,000, plus a fee of $1,500 for each Board or committee meeting attended, and stock option grants under Airgas’s equity incentive plans.  The chairmen of the Governance and Compensation Committee and the Finance Committee receive an additional $3,000 annual retainer, and the chairman of the Audit Committee receives an additional $5,000 retainer.  The cash component and the number of options granted is determined by the Governance and Compensation Committee of the Airgas Board.  According to Airgas’s proxy statement for the 2009 annual meeting of Airgas stockholders, a majority of the directors’ compensation is in the form of stock options.  Airgas also reimburses its non-employee directors for their out-of-pocket expenses in connection with attendance at Airgas Board, committee and stockholder meetings, and other company business.  Non-employee directors of Airgas are eligible to participate in Airgas’s 2006 Equity Plan and the Airgas, Inc. Deferred Compensation Plan II.  Each of the Air Products Nominees, if elected, would be indemnified by Airgas for service as a director to the same extent indemnification is provided to other directors under Airgas’s Amended and Restated Certificate of Incorporation and By-Laws.  In addition, Air Products believes that, upon election, the Air Products Nominees would be covered by Airgas’s officer and director liability insurance, if any, and be entitled to any other benefits made available to the other directors of Airgas.  All information regarding Airgas’s director compensation and benefits arrangements set forth in this paragraph is derived solely from Airgas’s public filings with the SEC, and Air Products disclaims any responsibility for the foregoing.

If elected to the Board, the Air Products Nominees will not receive any compensation from Air Products or any of its affiliates for their service as directors of Airgas.

Air Products has entered into a compensation agreement (the “Compensation Agreements”) and an indemnification agreement (the “Indemnification Agreements”) with each of the Air Products Nominees.  Copies of the forms of Compensation Agreement and Indemnification Agreement are attached as Exhibit C and Exhibit D to the Notice, respectively, and are incorporated herein.

Under the Compensation Agreements, Air Products has agreed to pay each Air Products Nominee $100,000 in consideration for his being named as an Air Products Nominee.  In addition, Air Products has agreed to reimburse each Air Products Nominee for his reasonable and out-of-pocket travel and related expenses incurred in connection with his service as an Air Products Nominee.

The Indemnification Agreements provide that Air Products will indemnify each Air Products Nominee against any and all expenses, liabilities and losses reasonably incurred or suffered by the Air Products Nominee in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, asserted against, imposed upon, or incurred or suffered by the Air Products Nominee, directly or indirectly, resulting from, based upon, arising out of or relating to (i) serving as a director nominee; (ii) being a “participant in a solicitation” (as defined in the rules and regulations under the Securities Exchange Act of 1934, as amended) in connection with Air Products’ proxy solicitation regarding Airgas; or (iii) being otherwise involved in the proxy solicitation regarding Airgas as a nominee of Air Products, except to the extent such losses relate to acts or omissions not undertaken by the nominee in good faith, involving any intentional misconduct or, in the case of any criminal action or proceeding, that the nominee had reasonable cause to believe was unlawful. The Air Products Nominees’ rights to indemnification under the Indemnification Agreements include the right to require Air Products to advance any and all expenses incurred by the Air Products Nominees in connection with any indemnifiable claim.

Other than as disclosed herein, none of the Air Products Nominees has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2010 Annual Meeting.

During the past ten years, none of the Air Products Nominees has been convicted in a criminal proceeding or has been named the subject of a pending criminal proceeding (excluding traffic violations or similar misdemeanors).

No Air Products Nominee owns beneficially, directly or indirectly, or of record but not beneficially, any securities of Airgas (or any parent or subsidiary of Airgas).  No Air Products Nominee has, to his knowledge, purchased or sold any securities of Airgas within the past two years; provided that such securities may have been purchased or sold without his knowledge for accounts of such Air Products Nominee managed by independent investment managers having control over the purchase and sale decisions with respect thereto.

None of the Air Products Nominees is, or has been within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of Airgas, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

No associate of any Air Products Nominee owns beneficially, directly or indirectly, any securities of Airgas.

None of the Air Products Nominees, any of their immediate family members or any entity in which any Air Products Nominee is an executive officer or partner or of whose equity interests any Air Products Nominee is the beneficial owner, directly or indirectly, of 10% or more, has had or will have a direct or indirect material interest in any transaction since the beginning of Airgas’s last fiscal year or any currently proposed transaction to which Airgas or any of its subsidiaries was or is to be a participant in which the amount involved exceeds $120,000.

None of the Air Products Nominees, or any of their associates, has any arrangement or understanding with any person with respect to any future employment with Airgas, Air Products or any of their respective affiliates or with respect to any future transactions to which Airgas, Air Products or any of their respective affiliates will or may be a party.

There are no material proceedings to which any of the Air Products Nominees or any of their associates is a party adverse to Airgas or any of its subsidiaries or has a material interest adverse to Airgas or any of its subsidiaries.

None of the Air Products Nominees has held any positions or offices with Airgas.

Other than as disclosed herein, there are no arrangements or understandings between any Air Products Nominee and any other person pursuant to which such Air Products Nominee was or is to be selected as a nominee for election as a Director.

There exist no family relationships among the Air Products Nominees or between any of the Air Products Nominees and any Director or executive officer of Airgas.

During the past ten years, none of the Air Products Nominees was involved in any event that would be required to be disclosed under Item 401(f) of Regulation S-K.

Air Products believes that each of the Air Products Nominees would be considered an independent director of Airgas within the meaning of Item 407(a) of Regulation S-K and under Airgas’s Corporate Governance Guidelines and would satisfy the board membership criteria under Airgas’s Corporate Governance Guidelines.

None of the Air Products Nominees or any of their associates has received any compensation or bonus from or in respect of services rendered on behalf of Airgas that is required to be disclosed under Item 402 of Regulation S-K or is subject to any arrangement described in Item 402 of Regulation S-K.

Exhibit B

Consents of Air Products Nominees

CONSENT

I hereby consent to:

(a)	being nominated by Air Products and Chemicals, Inc., a Delaware corporation (“Air Products”), for election as an independent director of Airgas, Inc., a Delaware corporation (“Airgas”);

(b)	being named as a nominee in the proxy statement prepared by Air Products, among other things, relating to the election of directors at the Airgas 2010 annual meeting of stockholders; and

(c)	serving as a director of Airgas, if elected.

/s/ John P. Clancey
JOHN P. CLANCEY

Dated: May 13, 2010

CONSENT

I hereby consent to:

(a)	being nominated by Air Products and Chemicals, Inc., a Delaware corporation (“Air Products”), for election as an independent director of Airgas, Inc., a Delaware corporation (“Airgas”);

(b)	being named as a nominee in the proxy statement prepared by Air Products, among other things, relating to the election of directors at the Airgas 2010 annual meeting of stockholders; and

(c)	serving as a director of Airgas, if elected.

/s/ Robert L. Lumpkins
ROBERT L. LUMPKINS

Dated: May 11, 2010

CONSENT

I hereby consent to:

(a)	being nominated by Air Products and Chemicals, Inc., a Delaware corporation (“Air Products”), for election as an independent director of Airgas, Inc., a Delaware corporation (“Airgas”);

(b)	being named as a nominee in the proxy statement prepared by Air Products, among other things, relating to the election of directors at the Airgas 2010 annual meeting of stockholders; and

(c)	serving as a director of Airgas, if elected.

/s/ Ted B. Miller, Jr.
TED B. MILLER, JR.

Dated: May 11, 2010

Exhibit C

[FORM OF]
DIRECTOR NOMINEE’S COMPENSATION AGREEMENT

THIS AGREEMENT is made as of [●], 2010 between AIR PRODUCTS AND CHEMICALS, INC. (the “Nominating Party”), and [●] (the “Nominee”).

WITNESSETH THAT:

WHEREAS, the Nominee has agreed to stand for election, and if elected, to serve, as a director of Airgas, Inc., a Delaware corporation (the “Corporation”);

NOW THEREFORE, the parties hereto agree as follows:

1.           Compensation; Fees and Expenses.  (a) In consideration of the Nominee’s being nominated by the Nominating Party for election as a director of the Corporation in the Nominating Party’s proxy statement for the Corporation’s 2010 annual meeting of shareholders, the Nominating Party hereby agrees to pay the Nominee the sum of $100,000.  In addition, the Nominating Party agrees to reimburse the Nominee, as promptly as reasonably practicable upon the Nominee’s request, for the Nominee’s reasonable and documented out-of-pocket travel and related expenses incurred by the Nominee in connection with his service as a Nominee.

(b)  The Nominee and the Nominating Party agree that, if elected to serve as a director of the Corporation, the Nominee shall seek compensation, if any, for acting in such capacity solely from the Corporation.

2.  Information.  The Nominee agrees to provide true and complete information concerning his background and experience as may be requested from time to time by the Nominating Party (including, without limitation, all information required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder to be provided in a proxy statement or other materials prepared by the Nominating Party in connection with the proxy solicitation) and not to omit information that may be material to an understanding of such background and experience.

3.  Severability.  If any provision of this Agreement shall be held to be or shall, in fact, be invalid, inoperative or unenforceable as applied to any particular case or in any particular jurisdiction, for any reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other distinguishable case or jurisdiction, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever.  The invalidity, inoperability or unenforceability of any one or more phrases, sentences, clauses or Sections contained in this Agreement shall not affect any other remaining part of this Agreement.

4.  Governing Law; Binding Effect; Assignment; Amendment or Termination.  (a)  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

(b)  This Agreement shall be binding upon the Nominee and upon the Nominating Party and its successors and assigns, and shall inure to the benefit of the Nominee and his heirs, personal representatives, executors and administrators, and to the benefit of the Nominating Party and its successors and assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by either party without the prior written consent of the other party; provided, that the Nominating Party may, in its sole discretion, assign any or all of its rights, interests or obligations hereunder to the Corporation.

(c)  No amendment, modification, termination or cancellation of this Agreement shall be effective unless in a writing signed by both parties hereto.

5.  Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, if delivered by facsimile transmission with confirmation of receipt, if delivered by commercial courier and signed for by or on behalf of the party to whom said notice or other communication shall have been directed, or if mailed by certified or registered mail with postage prepaid on the third business day after the date on which it is so mailed:

(a)  if to the Nominee to

[Name]
[Address]
Facsimile:  [●]

or to other such address as may be furnished to the Nominating Party by the Nominee by like notice;

(b)  if to the Nominating Party to

John D. Stanley, Esq.
Senior Vice President and General Counsel
Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
Facsimile:  [REDACTED]

or to such other address as may be furnished to the Nominee by the Nominating Party by like notice.

C-2

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AIR PRODUCTS AND CHEMICALS, INC.

[NOMINEE]

C-3

Exhibit D

[FORM OF]
DIRECTOR NOMINEE’S INDEMNIFICATION AGREEMENT

THIS AGREEMENT is made as of [●], 2010, between AIR PRODUCTS AND CHEMICALS, INC. (the “Indemnifying Party”), and [●] (the “Indemnitee”).

WITNESSETH THAT:

WHEREAS, the Indemnifying Party wishes to indemnify individuals who, at the request of the Indemnifying Party, stand for election as directors of Airgas, Inc., a Delaware corporation (the “Corporation”), so as to provide such individuals with the maximum possible protection available in accordance with applicable law;

NOW THEREFORE, the parties hereto agree as follows:

1.           Indemnity.  In consideration of the Indemnitee’s agreement to stand for election, and if elected, to serve as a director of the Corporation, the Indemnifying Party hereby agrees to hold the Indemnitee harmless and to indemnify the Indemnitee from and against any and all expenses, liabilities and losses reasonably incurred or suffered by the Indemnitee in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, asserted against, imposed upon, or incurred or suffered by the Indemnitee, directly or indirectly, resulting from, based upon, arising out of or relating to (i) serving as a director nominee; (ii) being a “participant in a solicitation” (as defined in the rules and regulations under the Securities Exchange Act of 1934, as amended) in connection with the Indemnifying Party’s proxy solicitation regarding the Corporation; or (iii) being otherwise involved in the proxy solicitation regarding the Corporation as a nominee of the Indemnifying Party (clauses (i) through (iii), collectively, the “Covered Actions”), for so long as he is a candidate for election and until he is duly elected or nominated for election by the board of directors of the Corporation or any committee thereof (the “Indemnification Period”), or thereafter with respect to claims relating to the Indemnification Period.  The indemnification and advance payment of expenses as provided by any provision of this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under any provision of law, the Corporation’s Certificate of Incorporation or Bylaws, this or any other agreement, vote of shareholders or disinterested directors, or otherwise.

2.  Insurance.  During the Indemnification Period and thereafter so long as the Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (including an action by or in the right of the Corporation), by reason of the fact that the Indemnitee was a candidate for a directorship of the Corporation, the Indemnifying Party may, at its sole option, obtain insurance policies covering any portion of the indemnification to be provided to the Indemnitee hereunder.  However, the Indemnifying Party shall not be required to obtain or maintain all or any of such insurance policies.  The Indemnifying Party’s indemnity obligation hereunder shall not be affected by whether or not the Indemnifying Party obtains or maintains such insurance, or by the availability or unavailability of such insurance.

3.  Limitations on Additional Indemnity.  No indemnity pursuant to this Agreement shall be paid by the Indemnifying Party:

(a)
in respect of any acts or omissions unless undertaken by the Indemnitee in good faith, not involving any intentional misconduct; and, in the case of any criminal action or proceeding, the Indemnitee had no reasonable cause to believe such conduct was unlawful; or

(b)
except as provided in paragraph 8 hereof with respect to proceedings to enforce rights to indemnification, for any expenses, liabilities or losses in connection with a proceeding (or part thereof) initiated by the Indemnitee unless such proceeding (or part thereof) was authorized by the Indemnifying Party.

4.  Continuation of Indemnity.  All agreements and obligations of the Indemnifying Party contained herein shall continue during the Indemnification Period and thereafter so long as the Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation), for Covered Actions during the Indemnification Period.

5.  Notification.  Promptly after receipt by the Indemnitee of notice of the commencement of any claim, action, suit or proceeding, the Indemnitee shall, if a claim in respect thereof is to be made against the Indemnifying Party under this Agreement, notify the Indemnifying Party of the commencement thereof, but an omission so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to the Indemnitee otherwise under this Agreement.

6.  Defense of Claim.  The Indemnitee shall be entitled to select his or her own counsel subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  In the event that there is more than one defendant in a particular action and the Indemnifying Party assumes control of the defense of such action pursuant to this paragraph, the Indemnitee agrees to cooperate with the Indemnifying Party in the selection of primary defense counsel.  With respect to any action, suit or proceeding:

(a)	the Indemnifying Party shall be entitled to participate therein at its own expense;

(b)
except as otherwise provided below, to the extent that it may wish, the Indemnifying Party jointly with any other indemnifying party shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee.  After notice from the Indemnifying Party to the Indemnitee of its election to assume the defense thereof, the Indemnifying Party will not be liable to the Indemnitee under this Agreement for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof.  The Indemnitee shall have the right to employ his or her counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Indemnifying Party of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Indemnifying Party, (ii) the Indemnitee shall have reasonably concluded, based on the advice of counsel, that there may be a conflict of interest between the Indemnifying Party and the Indemnitee in the conduct of the defense of such action or that there may be one or more legal defenses available to the Indemnitee that are different from or additional to those available to other persons, or (iii) the Indemnifying Party shall not in fact have employed counsel to assume the defense of such action within a reasonable time, in each of which cases the fees and expenses of counsel shall be at the expense of the Indemnifying Party.  The Indemnifying Party shall not be entitled to assume the defense of any action, suit or proceeding as to which the Indemnitee, based on the advice of counsel, shall have made the conclusion provided for in (ii) above; and

(c)
the Indemnifying Party shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent.  The Indemnifying Party shall not settle any action or claim in any manner that would impose any expense, penalty or limitation on the Indemnitee, or that would contain any language that could reasonably be viewed as an acknowledgment of wrongdoing on the Indemnitee’s part or otherwise detrimental to the Indemnitee’s reputation, without the Indemnitee’s written consent.  Neither the Indemnifying Party nor the Indemnitee shall unreasonably withhold, condition or delay its or his consent to any proposed settlement.

7.  Advancement and Repayment of Expenses.  Expenses incurred in connection with any action, suit or proceeding involving the Indemnitee and in respect of which a claim is made against the Indemnifying Party under this Agreement shall be paid promptly by the Indemnifying Party in advance of the final disposition of such action, suit or proceeding; provided, however, that the Indemnitee shall refund any portion of such payment to which it is determined that the Indemnitee was not entitled under this Agreement.

8.  Enforcement.  If a claim under this Agreement is not paid in full by the Indemnifying Party within sixty days after a written claim has been received by the Indemnifying Party, the Indemnitee may at any time thereafter bring suit against the Indemnifying Party to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnitee shall also be entitled to be reimbursed for all expenses actually and reasonably incurred by the Indemnitee in connection with the prosecution of such claim, including reasonable attorney’s fees.

9.  Severability.  If any provision of this Agreement shall be held to be or shall, in fact, be invalid, inoperative or unenforceable as applied to any particular case or in any particular jurisdiction, for any reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other distinguishable case or jurisdiction, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever.  The invalidity, inoperability or unenforceability of any one or more phrases, sentences, clauses or sections contained in this Agreement shall not affect any other remaining part of this Agreement.

10.  Governing Law; Binding Effect; Assignment; Amendment or Termination.  (a)  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

(b)  This Agreement shall be binding upon the Indemnitee and upon the Indemnifying Party and its successors and assigns, and shall inure to the benefit of the Indemnitee and his heirs, personal representatives, executors and administrators, and to the benefit of the Indemnifying Party and its successors and assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by either party without the prior written consent of the other party; provided, that the Indemnifying Party may, in its sole discretion, assign any or all of its rights, interests or obligations hereunder to the Corporation, provided that the Corporation agrees in writing to bear full responsibility for all of the Indemnifying Party’s obligations hereunder.

(c)  No amendment, modification, termination or cancellation of this Agreement shall be effective unless in a writing signed by both parties hereto.

11.  Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, if delivered by facsimile transmission with confirmation of receipt, if delivered by commercial courier and signed for by or on behalf of the party to whom said notice or other communication shall have been directed, or if mailed by certified or registered mail with postage prepaid on the third business day after the date on which it is so mailed:

(a)  if to the Indemnitee to

[Name]
[Address]
Facsimile:  [●]

or to other such address as may be furnished to the Indemnifying Party by the Indemnitee by like notice;

(b)  if to the Indemnifying Party to

John D. Stanley, Esq.
Senior Vice President and General Counsel
Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

Facsimile:  [REDACTED]

or to such other address as may be furnished to the Indemnitee by the Indemnifying Party by like notice.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AIR PRODUCTS AND CHEMICALS, INC.

[INDEMNITEE]

D-5